Exhibit 99.2

Saga Communications, Inc. Announces the Sale of its Television Stations and the Purchase of 5 Radio Stations Serving the Charleston, SC Radio Market and 3 Radio Stations Serving the Hilton Head, Bluffton and Beaufort, SC Radio Market

GROSSE POINTE FARMS, Mich., Sept. 6, 2017 /PRNewswire/ -- Saga Communications, Inc. (NYSE American: SGA) announced today that on September 1, 2017 it closed on the previously announced sale of its television stations to the Evening Telegram Company d/b/a Morgan Murphy Media for an aggregate purchase price of approximately $66.6 million.

Edward K. Christian, President and Chief Executive Officer of the Company said, "It's a bittersweet time as we complete the sale of our Joplin, MO and Victoria, TX television stations. We've enjoyed owning the stations and they have been great contributors to our overall performance over the years. With all the changes taking place in the television industry it became time to turn them over to a fine company that plans to continue to grow in the television segment. It has been a great experience for us to serve both communities with terrific television stations that focused heavily on the local markets. Ultimately, we made a very difficult decision that it was time for us to return to our roots in radio."

The Company also announced that effective September 1, 2017, it completed the previously reported purchase of the assets of WCKN(FM), WMXZ(FM), WXST(FM), WAVF(FM), WSPO(AM), W261DG and W257BQ, serving the Charleston, SC radio market, and WVSC(FM), WLHH(FM), WOEZ(FM), W256CB and W293BZ, serving the Hilton Head, Bluffton and Beaufort, SC radio market, from Apex Media Corporation for approximately $23.0 million.

Edward K. Christian, President and Chief Executive Officer of the Company, said, "We are pleased to be acquiring radio stations in the Charleston market and the Hilton Head, Bluffton and Beaufort market. Both of these markets have recently been recognized as two of the South's best communities by Southern Living Magazine. There are both heritage and developmental radio stations included in this acquisition. We look forward to working with the existing staff to continue to serve these growing communities with great radio stations. Saga intends to continue building its business in radio by continuing to identify and acquire radio stations in communities that we believe in."

The attached Selected Supplemental Financial Data tables disclose "actual" and "proforma" information. The "actual" amounts reflect our historical financial results and include the results of operations for stations that we owned. The "proforma" amounts assume all acquisitions and dispositions in 2016 and 2017 occurred as of January 1, 2016.

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. Saga owns or operates broadcast properties in 26 markets, including 75 FM, 33 AM radio stations and 64 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "believes," "expects," "anticipates," "guidance" and similar expressions are intended to identify forward-looking statements. Key risks, including risks associated with Saga's ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga's business, are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our Annual Report on Form 10-K. Readers should note that these statements may be impacted by several factors, including national and local economic changes and changes in the radio and television broadcast industry in general, as well as Saga's actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.

Saga Communications, Inc.
Selected Supplemental Financial Data
For the Six Months Ended
June 30, 2017
(amounts in 000's except per share data)
(Unaudited)

	Actual (1)	Pro Forma (2)
	Six Months Ended	Six Months Ended
	June 30, 2017	June 30, 2017
Consolidated
Net operating revenue	$ 56,416	$ 60,641
Station operating expense	42,766	46,311
Corporate general and administrative	5,743	5,743
Other operating expense	58	58
Operating income	7,849	8,529
Interest expense	437	437
Income from continuing operations, before tax	7,412	8,092
Income tax expense	2,990	3,268
Income from continuing operations, net of tax	$ 4,422	$ 4,824

Earnings per share from continuing operations
Basic	$ 0.75	$ 0.82
Diluted	$ 0.75	$ 0.81

(1)

The disposal of the television stations was reported as discontinued operations at June 30, 2017, however for the purposes of this press release we are only reporting through Income from continuing operations.

(2)

The Pro Forma results reflect the disposal of the television stations that was previously reported in discontinued operations and assume the acquisition of the Apex radio stations occurred as of January 1, 2016.

Saga Communications, Inc.
Selected Supplemental Financial Data
For the Twelve Months Ended
December 31, 2016
(amounts in 000's except per share data)
(Unaudited)

	Actual (1)	Pro Forma (2)
	Twelve Months Ended	Twelve Months Ended
	December 31, 2016	December 31, 2016
Consolidated
Net operating revenue	$ 142,591	$ 126,789
Station operating expense	101,542	93,805
Corporate general and administrative	10,980	10,980
Other operating (income) expense, net	(1,393)	(1,351)
Operating income	31,462	23,355
Interest expense	776	744
Income from continuing operations, before tax	30,686	22,611
Income tax expense	12,500	9,212
Income from continuing operations, net of tax	$ 18,186	$ 13,399

Earnings per share from continuing operations
Basic	$ 3.10	$ 2.28
Diluted	$ 3.09	$ 2.28

(1)	The disposal of the television stations was reported in continuing operations at December 31, 2016.
(2)	The Pro Forma results assume that the disposal of the television stations, the acquisition of the Apex radio stations and WLVQ (FM) as previously reported occurred as of January 1, 2016.

CONTACT: Samuel D. Bush, 313/886-7070